Exhibit 5.1

August 24, 2026

The LGL Group, Inc.

2525 Shader Road

Orlando, Florida 32804

RE:         Registration Statement on Form S-8 - Amended and Restated The LGL Group, Inc. 2021 Incentive Plan

Ladies and Gentlemen:

The LGL Group, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 1,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), that are issuable at any time or from time to time under the Amended and Restated The LGL Group, Inc. 2021 Incentive Plan (as amended to date, the “Amended 2021 Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion letter is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined the Amended 2021 Plan, the Registration Statement, the certificate of incorporation of the Company, and the bylaws of the Company (each as amended and/or restated as of the date hereof) and such other records, instruments, and documents as we have deemed advisable in order to render this opinion letter. In such examination, we have assumed: (a) the genuineness of all signatures, (b) the legal capacity of all natural persons, (c) the authenticity of all documents, certificates, and instruments submitted to us as originals, (d) the conformity to original documents of all documents, certificates, and instruments submitted to us as certified, conformed, or photostatic copies, and (e) the authenticity of the originals of such latter documents. Our opinion set forth below is based on the text of the Amended 2021 Plan as referenced in the Exhibits Index to the Registration Statement and is limited to the General Corporation Law of the State of Delaware (the “DGCL”) as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

As a result of the foregoing, and subject to the further limitations, qualifications, and assumptions set forth herein, we are of the opinion that, when issued pursuant to and in accordance with the terms of the Amended 2021 Plan, the Common Stock that is the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

In rendering the opinion above, we have assumed that: (a) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any of the shares of Common Stock under the Amended 2021 Plan, (b) the shares of Common Stock issued pursuant to the Amended 2021 Plan will be evidenced by appropriate certificates, duly executed and delivered, or the Company’s Board of Directors has adopted or will adopt a resolution providing that all of the shares of Common Stock shall be uncertificated in accordance with Section 158 of the DGCL prior to their issuance, (c) the issuance of each share of Common Stock issued pursuant to the Amended 2021 Plan will be duly noted in the Company’s stock ledger upon its issuance, (d) the Company will receive consideration for each share of Common Stock issued pursuant to the Amended 2021 Plan at least equal to the par value of such share of Common Stock, and in the amount required by the Amended 2021 Plan (or the award agreement issued thereunder) and the Authorizing Resolutions (as defined below), (e) the resolutions authorizing the Company to issue the Common Stock pursuant to the Amended 2021 Plan (the “Authorizing Resolutions”) will be in full force and effect at all times at which the Common Stock is issued by the Company, and that the Company will take no action inconsistent with such Authorizing Resolutions, and (f) each award under the Amended 2021 Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP